EXHIBIT 99.1

Everett Tackett, APR Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Scott Sullinger Investor Relations ON Semiconductor (602) 244-3437 scott.sullinger@onsemi.com

ON Semiconductor Announces Pricing of Common Stock Offering

PHOENIX, Ariz. – Sept. 17, 2003 – ON Semiconductor (Nasdaq: ONNN) today announced that it has priced a common stock offering of 34.8 million shares at a public offering price of $4.50 per share that will result in gross proceeds to ON Semiconductor of approximately $157 million. The common stock will be issued by ON Semiconductor under its existing shelf registration statement on file with the Securities and Exchange Commission. The common stock is expected to be issued on Tuesday, September 23, 2003, subject to customary closing conditions.

In connection with the offering, ON Semiconductor granted the underwriters an option for a period of 30 days from the initial offering to purchase up to an additional 5.2 million shares of common stock to cover over-allotments, if any. If exercised in full, these over-allotment shares would amount to approximately $23 million in additional gross proceeds to ON Semiconductor. ON Semiconductor plans to use the net proceeds of the offering to prepay a portion of the loans outstanding under its senior bank facilities.

Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are serving as joint bookrunning managers for the offering. Copies of the prospectus related to the common stock offering may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036 or from J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY 10172.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Morgan Stanley or JPMorgan as indicated in this news release.

ON Semiconductor Announces Pricing of Common Stock Offering

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About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.